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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statements and related prospectus (Form S-3 Nos. 333-188982, 333-181211, 333-165789, 333-145144, and 333-140525) of Global Partners LP, and

(2)
Registration Statement (Form S-8 Nos. 333-145579 and 333-182346), pertaining to the Global Partners LP Long Term Incentive Plan;

of our reports dated March 31, 2014, with respect to the consolidated financial statements and schedule of Global Partners LP and the effectiveness of internal control over financial reporting of Global Partners LP, included in this Annual Report (Form 10-K) of Global Partners LP for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Boston, Massachusetts March 31, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm